Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(NASDAQ: OSBC)	January 25, 2012

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Fourth Quarter 2011 Results

Capital Requirements Exceeded.  Asset Quality Strengthened

AURORA, IL, January 25, 2012 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), parent company of Old Second National Bank (the “Bank”), today announced results of operations for the fourth quarter of 2011.  The Company reported a net loss of $3.0 million, compared to a net loss of $76.6 million ($11.6 million pretax loss before deferred tax asset valuation allowance adjustment) in the fourth quarter of 2010.  The Company’s net loss available to common shareholders of $4.2 million, or $0.30 per diluted share, for the fourth quarter of 2011 and a loss of $0.79 per diluted share for the year, compared to a net loss available to common shareholders of $77.8 million, or $5.48 per diluted share, in the fourth quarter of 2010 and a loss of $8.03 for the 2010 year.

The Company’s $1.4 million provision for loan losses for the fourth quarter of 2011 compared favorably to the $14.0 million provision in the fourth quarter of 2010.  The allowance for loan losses was 37.42% of nonperforming loans as of December 31, 2011, compared to 33.34% a year earlier and 42.95% as of September 30, 2011.

“We continue to exceed the capital ratio objectives that we agreed to with the OCC” said Bill Skoglund, Chairman and CEO, said.  “As of December 31, 2011, the Bank’s leverage ratio was 9.34%, up 124 basis points from December 31, 2010, and 59 basis points above the 8.75% objective in our OCC agreement.  The Bank’s total capital ratio was 12.97%, up 134 basis points from December 31, 2010, and 172 basis points above the objective of 11.25% in our OCC agreement.”

“Consecutive quarterly declines in nonperforming assets over the course of 2011 reflect our hard work and progress,” continued Skoglund.  “While uncertainty remains in the broader economy, we have seen recurring signs of stabilization in our key markets which we believe will be an important contributor to our continuing improvement.  Further, we are pleased to provide outstanding service to our valued customers and to work with them to achieve their long-term financial objectives.”

2011 Financial Highlights/Overview

Earnings

•                  Fourth quarter net loss before taxes of $3.0 million compared to a net loss before taxes of $11.6 million in the same quarter of 2010.

•                  Fourth quarter net loss to common stockholders of $4.2 million compared to a net loss to common stockholders of $77.8 million ($11.6 million loss before the valuation allowance adjustment against deferred tax assets) in the same quarter of 2010.

•                  The tax-equivalent net interest margin was 3.44% during the fourth quarter of 2011 compared to 3.55% in the same quarter of 2010, and reflected a decrease of 19 basis points compared to the third quarter of 2011.

•                  Noninterest income of $36.0 million was $8.9 million lower for the year ended December 31 2011 as compared to 2010 reflecting lower securities gains, deposit service charges, and mortgage sale revenues.  Results for 2010 also included nonrecurring revenues on bank-owned life insurance and litigation related income.  Excluding the nonrecurring revenue recorded in 2010, noninterest income decreased by $5.3 million or 12.8% compared to full year 2010.

•                  Noninterest expenses of $97.6 million were $3.0 million or 3.0% lower in the year ended December 31, 2011 than in the same period in 2010 reflecting flat or reduced expenses in most categories except general bank insurance and legal fees.

Capital

•                  Bank leverage capital ratio increased to 9.34% from 8.10% at December 31, 2010.

•                  Bank total capital ratio increased to 12.97% from 11.63% at December 31, 2010.

•                  Company leverage ratio increased to 4.98% from 4.74% at December 31, 2010.

•                  Company total capital ratio increased to 12.38% from 11.46% at December 31, 2010.

•                  As expected due to net losses in 2011, Company tangible common equity to tangible assets decreased from 0.15% in the third quarter of 2011 to (.08)% in the fourth quarter of 2011 and declined from 0.40% at year end 2010.

Asset Quality/Balance Sheet Overview

•                  Nonperforming loans declined $89.9 million (39.3%) during 2011 to $138.9 million as of December 31, 2011, from $228.9 million as of December 31, 2010 and declined $398,000 (0.3%) during the quarter from $139.3 million as of September 30, 2011.

•                  The provision for loan loss expense decreased to $1.4 million for the fourth quarter ended December 31, 2011, compared to $14.0 million in the same period in 2010.

•                  Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $12.1 million at December 31, 2011, from $13.9 million at December 31, 2010.

•                  Securities available-for-sale increased $158.9 million during 2011 to $307.6 million from $148.6 million at December 31, 2010 with no impact on the current liquidity profile and under limits specified in our Investment Policy.  At $154.0 million or 50.1% of the total portfolio, U. S. Government agency mortgage backed securities are the largest component of the total portfolio.

Net Interest Income

Net interest and dividend income decreased $14.7 million, from $78.6 million for the year ended December 31, 2010, to $64.0 million for the year ended December 31, 2011.  Average earning assets decreased $371.8 million, or 17.0%, during 2011, as management continued to emphasize asset quality and new loan originations continued to be limited.  The $374.0 million decrease in year to date average loans and loans held-for-sale was primarily due to the general lack of demand from qualified borrowers in the Bank’s market areas, charge-off activity, maturities and payments on performing loans.  To utilize available liquid funds, management increased securities available-for-sale in the fourth quarter to 15.8% of total assets up from 7.35% at June 30, 2011 and 7.00% at the end of 2010.  At the same time, we continued to reduce deposits that had previously provided asset funding by emphasizing relationship banking rather than single service customers.  As a result, average interest bearing liabilities decreased $348.0 million, or 18.2%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.64% in 2010 to 3.54% in 2011.  The average tax-equivalent yield on earning assets decreased from 4.86% in 2010 to 4.66%, or 20 basis points, in 2011.  During 2011, the tax equivalent yield on earning assets was enhanced by collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The tax equivalent yield on earning assets during 2011 would have been 4.59% without this benefit.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 1.47% to 1.37%, or 10 basis points, helping to offset the decrease in yield.  The decrease in average earning assets and the growth of lower yielding securities in the current environment of low interest rates were the main causes of decreased net interest income.

Net interest income decreased slightly more than $3.1 million from $18.2 million in the fourth quarter of 2010 to $15.0 million in the fourth quarter of 2011.  The decrease in average earning assets on a quarterly comparative basis was $297.1 million, or 14.6%, from December 31, 2010, to December 31, 2011, due in large part to a lack of demand from qualified borrowers (offset by growth in securities although much of this growth was in securities at lower yields) as well as loan charge-off activity in the quarter.  Average interest bearing liabilities decreased $290.1 million, or 16.3%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.55% in the fourth quarter of 2010 to 3.44% in the fourth quarter of 2011.  The average tax-equivalent yield on earning assets decreased from 4.72% in the fourth quarter of 2010 to 4.51% in the fourth quarter of 2011, or 21 basis points.  During the fourth quarter of 2011, the tax equivalent yield on earning assets was enhanced by collection of previously reversed or unrecognized interest on loans that returned to performing status during the period.  The tax equivalent yield on earning assets during the fourth quarter of 2011 would have been 4.48% without this benefit.  The cost of interest-bearing liabilities also decreased from 1.41% to 1.33%, or 8 basis points, in the same period.  Consistent with the year to date margin trend the repricing of interest bearing assets and liabilities in a lower interest rate environment decreased interest income to a greater degree than it decreased interest expense.

Asset Quality

In 2011, the Company recorded an $8.9 million provision for loan losses, which included an addition of $1.4 million in the fourth quarter.  In 2010, the provision for loan losses was $89.7 million, which included an addition of $14.0 million in the fourth quarter.  Provisions for loan losses provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans decreased to $138.9 million at December 31, 2011, from $228.9 million at December 31, 2010.  Charge-offs, net of recoveries, totaled $33.2 million and $77.9 million for 2011 and 2010, respectively.  Net charge-offs totaled $9.2 million in the fourth quarter of 2011 and $5.9 million in the fourth quarter of 2010.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the distribution of the Company’s remaining nonperforming loans and related specific allocations at December 31, 2011, are included in the following table.

	Three Months Ended		Year to Date
Loan Charge-offs, Gross	December 31,		December 31,
(in thousands)	2011	2010	2011	2010
Real estate-construction
Homebuilder	$582	$1,636	$3,627	$18,916
Land	96	546	3,185	7,412
Commercial speculative	2,413	850	3,350	10,196
All other	111	531	268	2,797
Total real estate-construction	3,202	3,563	10,430	39,321
Real estate-residential
Investor	2,093	516	4,841	8,798
Owner occupied	544	407	4,282	3,286
Revolving and junior liens	326	248	1,106	1,132
Total real estate-residential	2,963	1,171	10,229	13,216
Real estate-commercial, nonfarm
Owner general purpose	335	3	3,759	3,904
Owner special purpose	296	188	2,586	5,635
Non-owner general purpose	1,188	1,393	5,974	5,875
Non-owner special purpose	324	113	1,995	2,347
Retail properties	1,681	1,494	5,262	11,904
Total real estate-commercial, nonfarm	3,824	3,191	19,576	29,665
Real estate-commercial, farm	—	—	—	—
Commercial and industrial	68	615	366	2,247
Other	135	175	568	560
	$10,192	$8,715	$41,169	$85,009

The distribution of the Company’s nonperforming loans as of December 31, 2011, is included in the chart below (in thousands):

Nonperforming loans

as of December 31, 2011

	Nonaccrual Total (1)	90 Days or More Past Due (Accruing)	Restructured Loans (Accruing)	Total Non performing Loans	% Non Performing Loans	Specific Allocation
Real estate-construction	$31,124	$—	$2,683	$33,807	24.3%	$2,284
Real estate-residential:
Investor	15,111	—	157	15,268	11.0%	1,808
Owner occupied	15,140	—	5,194	20,334	14.6%	626
Revolving and junior liens	2,841	—	—	2,841	2.0%	321
Real estate-commercial, nonfarm	59,912	318	3,805	64,035	46.1%	7,597
Real estate-commercial, farm	1,574	—	—	1,574	1.1%	28
Commercial and industrial	1,084	—	—	1,084	0.9%	392
	$126,786	$318	$11,839	$138,943	100.0%	$13,056

(1)

Nonaccrual loans included a total of $16.2 million in restructured loans. Component balances are $5.3 million in real estate construction, $3.4 million in real estate-commercial nonfarm, $1.9 million is in real estate - residential investor, $5.5 million is in real estate - owner occupied and $17,000 in Commercial and Industrial.

Commercial Real Estate

Commercial Real Estate Nonfarm (“CRE”) remained the largest component of nonperforming loans at $64.0 million, or 46.1% of total nonperforming loans.  The dollar volume of nonperforming CRE loans is down from $65.7 million at September 30, 2011 and $107.0 million at December 31, 2010.  Loans moved to Other Real Estate Owned (“OREO”) during these periods and loans were paid off or upgraded as a result of improved performance. The class components of the CRE segment at December 31, 2011, were as follows (dollars in thousands):

Real Estate - Commercial Nonfarm	Nonaccrual Total	90 Days or More Past Due (Accruing)	Restructured Loans (Accruing)	Total Non performing Loans	% Non Performing CRE Loans	Specific Allocation
Owner occupied general purpose	$12,744	$—	$—	$12,744	19.9%	$1,397
Owner occupied special purpose	16,564	—	—	16,564	25.9%	407
Non-owner occupied general purpose	12,893	318	3,805	17,016	26.6%	2,189
Non-owner occupied special purpose	1,814	—	—	1,814	2.8%	98
Retail properties	15,897	—	—	15,897	24.8%	3,506
	$59,912	$318	$3,805	$64,035	100.0%	$7,597

Portfolio loans secured by retail property, primarily retail strip malls, have been experiencing the most financial stress recently.  This class accounted for 8.7% of all CRE loans and 24.8% of all nonperforming CRE loans at December 31, 2011.  Fourth quarter 2011 charge-offs in the retail segment totaled $1.7 million and management estimated the remaining specific allocation for nonperforming loans of $3.5 million was sufficient coverage for the remaining loss exposure at December 31, 2011.  However, there can be no guarantee that actual losses in this category, and all other categories discussed in this section, will not exceed such amount.  Retail CRE properties accounted for 44.0% of the fourth quarter 2011 charge-offs in CRE.

Non-owner occupied, general purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 24.0% of total CRE loans, and 26.6% of nonperforming CRE loans at the end of the fourth quarter of 2011.  Fourth quarter 2011 charge-offs in this category were $1.2 million and management estimated that $2.2 million of specific allocation was sufficient coverage for the remaining loss exposure at December 31, 2011.

The owner occupied special purpose category had loans totaling $189.2 million, representing 28.3% of all CRE loans.  With $16.6 million of these loans nonperforming at December 31, 2011, these loans accounted for 25.9% of total nonperforming CRE.  Special purpose owner occupied credits include loans collateralized by property types such as gas stations, health and fitness centers, golf courses, restaurants, and medical office buildings.  Charge-offs in the fourth quarter of 2011 totaled $296,000 in this loan category and management estimated that the specific allocation of $407,000 was sufficient coverage for the remaining loss exposure at December 31, 2011.

As of December 31, 2011, owner occupied general purpose loans comprised 22.6% of CRE, and 19.9% of nonperforming CRE loans.  Charge-offs totaled $335,000 in the fourth quarter of 2011, and management estimated that specific allocations of $1.4 million were sufficient coverage for the remaining loss exposure at December 31, 2011.

Non-owner occupied special purpose loans represented 16.3% of the CRE portfolio, and 2.8% of nonperforming CRE loans at the end of the fourth quarter of 2011.  In the fourth quarter, a charge-off of $324,000 was recorded, and management estimated that a specific allocation of $98,000 was sufficient coverage for the remaining loss exposure at December 31, 2011.

In addition to the specific allocations detailed above, management estimates include a higher risk commercial real estate pool loss factor for certain CRE loans.  These loans typically have a deficiency in cash flow coverage from the property securing the credit, but other supporting factors such as liquidity, guarantor capacity, sufficient global cash flow coverage or cooperation from the borrower is evident to support the credit.  These deficiencies in cash flow coverage are typically attributable to vacancy that is expected to be temporary or reduced operating income from the owner-occupant due to cyclical impacts from the recession.  The pool also includes cases where the property securing the credit has adequate cash flow coverage, but the borrower has other economic stress indicators to warrant heightened risk treatment.  Management estimated a reduction of reserves of $6.5 million in the fourth quarter of 2011, based primarily upon the amount of loans within this pool at December 31, 2011.  The combination of increased specific loan loss allocations and decreased general and pool allocation from the high risk pool resulted in a reduction of $4.3 million of estimated loss coverage in the fourth quarter of 2011.

Construction and Development

At December 31, 2011, nonperforming construction and development (“C & D”) loans totaled $33.8 million, or 24.3% of total nonperforming loans.  This is a decrease of $6.1 million from $39.9 million at September 30, 2011, and a decrease of $34.2 million from $68.0 million at December 31, 2010.  Of the $71.4 million of total C & D loans in the portfolio, 47.3% of all construction loans were nonperforming as of December 31, 2011, as compared to 51.2% at September 30, 2011, and 52.5% at December 31, 2010.  Total C & D charge-offs for the fourth quarter of 2011 were $3.2 million, as compared to $3.6 million in the fourth quarter 2010. Following that charge-off activity, management estimated that specific allocations of $2.3 million were sufficient coverage for the remaining loss exposure in this segment at December 31, 2011.  The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  The Bank’s loan exposure to credits secured by builder home inventory is down 48.7% from a year ago.

Management closely monitors the performing loans that have been rated as “special mention” or “substandard” but accruing.  While some additional adverse migration is still possible, management believes that the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid classification as an impaired credit at December 31, 2011.  As a result, management believes future losses in the construction segment will continue to trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.

Residential Real Estate

Nonperforming 1-4 family owner occupied residential mortgages to consumers totaled $20.3 million, or 14.6% of the nonperforming loan total as of December 31, 2011.  This segment totaled $18.6 million in nonperforming loans at September 30, 2011, compared to $25.5 million at December 31, 2010.  While Kendall, Kane and Will counties experienced high rates of foreclosure in both 2011 and 2010, the Bank has recently experienced relatively stable or somewhat improved nonperforming totals.  The majority of all residential mortgage loans originated today are sold on the secondary market.  Of the nonperforming loans in this category, $5.2 million, or 25.5%, are to homeowners enrolled in the Bank’s foreclosure avoidance program and are classified as restructured at December 31, 2011.  The typical concessions granted in these cases were small and temporary rate reductions and a reduced monthly payment with the expectation that these borrowers resume normal performance on their obligations when their earnings situation improves.  The usual profile of these borrowers includes a decrease in household income resulting from a change or loss of employment.  The remaining nonperforming loans in the 1-4 family residential category are in nonaccrual status and most cases are in various stages of foreclosure.  The Bank did not offer subprime mortgage products to its customers.  Management believes that deterioration in the segment relates primarily to the high rate of unemployment in our market areas offset by some reductions from loans moved to OREO or upgraded as borrowers become once again employed.  In addition, a significant portion of these nonperforming loans were supported by private mortgage insurance, and, at December 31, 2011, management estimated that a specific allocation of $626,000 was adequate loss coverage following the $544,000 of charge-offs that occurred during the quarter.  At December 31, 2011, there were no loans that were greater than 90 days past due and were still accruing interest in this portfolio segment.  Additionally, at December 31, 2011, loans 30 to 89 days past due and still accruing totaled $4.0 million (of which $3.4 million was exactly 30 days past due on December 31, 2011), which was an increase from $1.1 million at September 30, 2011, but an improvement from $5.1 million at December 31, 2010.

Nonperforming residential investor loans at December 31, 2011 consisted of multi-family ($9.4 million) and 1-4 family properties ($5.9 million) for a total of $15.3 million, or 11.0% of the nonperforming loans total.  This was an increase from $9.8 million at September 30, 2011, and a decrease from $22.2 million at December 31, 2010.  Following the fourth quarter charge-off of $2.1 million, management estimated that a total specific allocation of $1.8 million would provide sufficient loss reserves at December 31, 2011, for the remaining risk in this category.  The multi-family and rental market segment is showing improved credit metrics as higher occupancy rates have driven stronger net operating income.

Other

The remaining nonperforming credits included $1.0 million in commercial and industrial loans, $2.8 million in consumer home equity and second mortgage loans and $1.6 million in farmland and agricultural loans.  These loan categories have shown stable credit characteristics and losses have been minimal during this economic cycle.  At December 31, 2011, management estimated that a total specific allocation of $392,000 on the commercial and industrial portfolio would be sufficient loss coverage for the remaining risk in those nonperforming credits, and that $321,000 was sufficient loss coverage for the consumer home equity and second mortgage loan segment.  These estimated amounts were following charge-offs in the fourth quarter of 2011 of $68,000 in commercial and industrial loans, and $326,000 in consumer home equity loans.

Other Troubled Loans

Loans that were classified as performing but 30 to 89 days past due and still accruing interest increased to $12.1 million at December 31, 2011, from $10.0 million at September 31, 2011, and but still a decrease from $13.9 million at December 31, 2010.  At December 31, 2011, loans 30 to 89 days past due consisted of $4.0 million in 1-4 family consumer mortgages, $1.4 million in commercial real estate credits, $3.9 million in residential investor credits, $743,000 million in construction and development, $181,000 in commercial and industrial loans, and $1.7 million  in home equity loans.  Troubled debt restructurings (“TDR”) in accrual status total $11.8 million, which was a decrease from $13.6 million on a linked quarter basis and a decrease of $3.8 million from December 31, 2010.  Accruing TDRs included $5.2 million in consumer mortgages in the foreclosure avoidance program discussed previously, $2.7 million in restructured residential lot inventory loans to builders, $157,000 in 1-4 family investor mortgages, and $3.8 million in non-owner occupied commercial real estate.

Nonaccrual TDR loans totaled $16.2 million as of December 31, 2011.  These credits, which have not demonstrated a sustained period of financial performance, are primarily due to bankruptcy or continued deterioration in the borrowers’ financial situation.  Management is pursuing liquidation strategies for many of these loans.  Management estimated the quarterly specific allocation on TDRs in nonaccrual status and believed that specific allocation estimates of $1.7 million at December 31, 2011, were sufficient coverage for the remaining loss exposure in this category.

The coverage ratio of the allowance for loan losses to nonperforming loans was 37.4% as of December 31, 2011, which was an increase from 33.3% as of December 31, 2010.  The increase in this ratio was largely driven by an $89.9 million, or 39.3%, reduction in nonperforming loans.  Management updated the estimated specific allocations in the fourth quarter after receiving more recent appraisal collateral valuations or information on cash flow trends related to the impaired credits.  The estimated general allocations decreased by $14.4 million from December 31, 2010, as the overall loan balances subject to general factors decreased at December 31, 2011.  Management determined the estimated amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent loss experience.  The C&D portfolio has had diminished adverse migration and the remaining credits are exhibiting more stable credit characteristics.  Management estimates adequate coverage for the remaining risk of loss in the construction portfolio.

Management regularly reviews the performance of the higher risk pool within commercial real estate loans, and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  The quantity of assets subject to this pool factor decreased by 8.7% in the fourth quarter as compared to September 30, 2011.  Also, compared to September 30, 2011 management decreased the loss factor assigned to this pool by 7.75% based on risk characteristics of the remaining credits.  Management has also observed that many stresses in those credits were generally attributable to cyclical economic events that were showing some signs of stabilization.  Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within loan portfolio segments and in conjunction with market conditions and credit review administration activities.  Several environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses decreased from 4.5% of total loans as of December 31, 2010, to 3.8% of total loans at December 31, 2011.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other Real Estate Owned

Other real estate owned (“OREO”) increased $17.7 million from $75.6 million at December 31, 2010 to $93.3 million at December 31, 2011.  Strong disposition activity and valuation write downs in the fourth quarter were counterbalanced by numerous additions, including large dollar additions, to OREO assets, leading to an overall decrease of $7.3 million from OREO assets of $100.6 million at September 30, 2011.  In the fourth quarter of 2011, management successfully converted collateral securing problem loans to properties ready for disposition, spent as needed on development improvements, transacted asset dispositions and recorded valuation adjustments as shown below in thousands.  As a result, holdings of single family residences, multi-family properties, non-farm nonresidential properties, residential and commercial lots and parcels of vacant land suitable for either farming or development declined in the fourth quarter with a net gain on sale of $378,000

	Three Months Ended		Year to Date
	December 31,		December 31,
	2011	2010	2011	2010
Beginning balance	$100,554	$54,577	$75,613	$40,200
Property additions	11,560	29,638	71,915	72,159
Development improvements	423	567	2,984	607
Less:
Property disposals	13,059	2,815	41,813	16,465
Period valuation adjustments	6,188	6,354	15,409	20,888
Other real estate owned	$93,290	$75,613	$93,290	$75,613

The OREO valuation reserve increased to $23.5 million, which is 20.1% of gross OREO at December 31, 2011.  The valuation reserve represented 22.7% of gross OREO at December 31, 2010.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Further, in the fourth quarter of 2011, management explored a possible bulk sale of OREO as a way to dispose of OREO properties.  These discussions continue.

Noninterest Income

Noninterest income decreased $1.9 million, or 17.5%, to $9.2 million during the fourth quarter of 2011 compared to $11.1 million during the same period in 2010.  For the year ended December 31, 2011, noninterest income decreased by $8.9 million, or 19.8%, to $36.0 million compared to $44.9 million for the same period in 2010.  Trust income increased by $67,000, or 4.2%, and decreased by $32,000, or 0.5%, for the fourth quarter and the year ending December 31, 2011, respectively.  Service charge income from deposit accounts increased for the quarter and decreased for the year on reduced levels of transactions subject to service charges.  Total mortgage banking income in the fourth quarter of 2011, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $2.0 million, a decrease of $2.3 million, or 53.6%, from the fourth quarter of 2010.  Mortgage banking income for the year also decreased by $5.0 million, or 44.7%, from 2010, reflecting lower demand for mortgage loans in the Bank’s market areas.

Realized gains on securities totaled $43,000 in the fourth quarter and $631,000 in the year ended December 31, 2011 as compared to gains of $353,000 in the fourth quarter and $2.7 million in the year ended December 31, 2010.  Bank owned life insurance (“BOLI”) income increased $35,000, or 7.5% and decreased $45,000, or 2.7% in the fourth quarter and the year ended December 31, 2011, respectively, over the same periods in 2010, as the rates of return decreased on the underlying insurance investments.  A nonrecurring death benefit of $943,000 was also realized in the year ended December 31, 2010.  Debit card interchange income increased for both the fourth quarter and year as the volume of consumer card activity continued to increase over 2010.  Lease revenue received from OREO properties, which partially offsets OREO expenses included in noninterest expense, increased $727,000 and $1.9 million in the fourth quarter and year ended December 31, 2011, respectively, compared to the same periods in 2010, as the number of properties that generated rental income increased.  Net gains on disposition of OREO properties increased by $461,000, to $378,000 in the fourth quarter of 2011, and by $697,000, to $1.3 million in the fourth quarter and year ended December 31, 2011, respectively, on more favorable sale market conditions.  Additionally, as previously reported, in September 2010 the Bank recorded $2.6 million of non-recurring income as a result of litigation and a finding by the Illinois Supreme Court.  Other noninterest income decreased $741,000, or 54.0%, and by $497,000 or 9.6% for the fourth quarter and year ended December 31, 2011, respectively.

Noninterest Expense

Noninterest expense was $25.8 million during the fourth quarter of 2011, a decrease of $1.1 million, from $26.9 million in the fourth quarter of 2010.  Noninterest expense totaled $97.6 million in the year ended December 31, 2011, a decrease of $3.1 million, or 3.0%, from $100.6 million in the same period in 2010 reflecting continued expense control management.  The reductions in salaries and benefits expense were $1.2 million, or 12.1%, and $2.9 million, or 7.7%, when comparing the fourth quarter and year 2011, respectively, to the same periods in 2010.  These reductions in salaries and benefits expense resulted primarily from a decrease in salary expense related to our workforce reduction and, to a lesser degree, from reductions in commissions related to a lower volume of mortgage loan and brokerage activity offset by increases in employee benefits expense.  The number of full time equivalent employees was 492 at December 31, 2011 as compared to 522 at the end of last year.

Occupancy expense increased $40,000, or 3.5%, from the fourth quarter of 2010 to the fourth quarter of 2011.  Occupancy expense decreased $30,000, or 0.6%, from the year ended December 31, 2010 to the year ended December 31, 2011.  Furniture and fixture expenses decreased by $241,000 and $595,000 in the fourth quarter and year ended December 31, 2011, respectively, compared to the same periods of the prior year.

Federal Deposit Insurance Corporation (“FDIC”) costs decreased $106,000, or 9.9%, and $25,000, or 0.5%, for the fourth quarter and year ended December 31, 2011, respectively, as compared to the same period of the prior year.  In October 2010, the Board of Directors of the FDIC voted to propose a comprehensive, long-range plan for deposit insurance fund management in response to changes to the FDIC’s authority to manage the Deposit Insurance Fund contained in the Dodd-Frank Wall Street Reform and Consumer

Protection Act.  As part of the fund management plan, FDIC adopted a new Restoration Plan to ensure that the fund reserve ratio reaches the required 1.4% percent by September 30, 2020.  The new methodology for the assessment calculation became effective with the second quarter of 2011.

General bank insurance increased $676,000 and $2.7 million for the fourth quarter and year ended December 31, 2011 when compared to the same period in 2010, reflecting increased premiums upon renewal.  Advertising expense decreased by $38,000, or 9.2%, and $355,000, or 24.3%, in the fourth quarter and year ended December 31, 2011, respectively, when compared to the same periods in 2010.  Legal fees increased $164,000 and $882,000 in a quarterly and year to date comparison, respectively, and were primarily related to loan workouts.

OREO expense decreased $36,000 in the fourth quarter and $2.0 million in the year ended December 31, 2011 compared to the same periods in 2010.  The decrease for the year to date period was primarily due to decreases in valuation expense of $5.6 million as property values generally began to stabilize or decline more slowly.  This decrease was partially offset by increased expenses incurred in OREO property taxes and insurance of $2.9 million for the year ended December 31, 2011, due to the net increase in the number of properties held in 2011.  Other expense decreased $181,000, or 5.3%, from $3.4 million in the fourth quarter of 2010 to $3.2 million in the same period of 2011.  Other expense decreased $578,000, or 4.3%, from $13.4 million in the year ended December 31, 2010 to $12.8 million in the same period of 2011.

Assets

Total assets decreased $182.5 million, or 8.6%, from December 31, 2010, to close at $1.94 billion as of December 31, 2011.  Loans decreased by $321.1 million, or 19.0% to $1.37 billion, as management continued to emphasize balance sheet stabilization and credit quality as demand from qualified borrowers remained slow in the Bank’s primary market areas.  At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO.  As a result, the OREO assets increased $17.7 million, or 23.4%, for the year ended December 31, 2011, compared to December 31, 2010.  Available-for-sale securities increased by $158.9 million or 106.9% for the year ended December 31, 2011, reflecting a movement by management to emphasize securities investments in the absence of qualified loan demand.  Management continued to increase available-for-sale securities in the fourth quarter utilizing liquid funds.  For the year ended December 31, 2011, large dollar purchases were made in U.S. Government Agency Mortgage Backed securities, U.S. Government Agencies, Corporate Bonds, Collateralized Mortgage Backed securities and Asset Backed (Student Loan) securities totaling $104.7 million, $46.1 million, $33.2 million, $26.3 million and $29.5 million, respectively.  Purchases were made under the Bank’s established Investment Policy.  At the same time, net cash equivalents decreased as management reallocated resources to higher yielding available-for-sale securities in compliance with the Bank’s liquidity management programs and without degradation to the Bank’s liquidity position.  The largest changes by loan type included decreases in commercial real estate, real estate construction, residential real estate loans and commercial loans of $116.6 million, $58.2 million $80.4 million and $51.5 million, or 14.2%, 44.9%, 14.4% and 34.4%, respectively. Management intends to continue to reduce portfolio concentrations in all real estate categories throughout 2012.

Deposits

Total deposits decreased $167.7 million, or 8.8%, during the year ended December 31, 2011, to close at $1.74 billion.  The deposit segments that declined the most in this period were time certificates of deposits, which declined $178.1 million, or 22.4%, followed by NOW and money markets, which declined $28.3 million and $9.2 million, or 9.3% and 3.1%, respectively.  At the same time, noninterest bearing demand deposits increased by $31.1 million, or 9.4% and interest bearing savings increased by $16.7 million, or 9.3%.  The decrease in time deposits occurred primarily due to management’s pricing strategy discouraging customers with a single service relationship at the Bank.  Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 1.28% in the year ended December 31, 2010 to 1.11%, or 17 basis points, in the same period of 2011.  Similarly, the average total cost of interest bearing liabilities decreased 10 basis points from 1.47% in the year ended December 31, 2010 to 1.37% in the same period of 2011.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with Bank of America.  That credit facility began in January 2008 and was originally composed of a $30.5 million senior debt facility, which included a $30.0 million revolving line that matured on March 31, 2010, and $500,000 in term debt, as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The Company had no principal outstanding balance on the senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at the end of both December 31, 2010 and December 31, 2011.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At December 31, 2011, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, relating to the Senior Debt, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding senior term debt.

The Company decreased its securities sold under repurchase agreements $1.1 million or 55.4% during the year ended December 31, 2011.  The Company’s other short-term borrowings declined $4.1 million, to zero, from December 31, 2010.  Other short term borrowings were related to Treasury Tax & Loan (TT&L) deposits.  The Federal Reserve discontinued the TT&L depository program and the Company no longer holds these deposits for the Federal Reserve.

Capital

As of December 31, 2011, total stockholders’ equity was $74.0 million, which was a decrease of $10.0 million, or 11.9%, from $84.0 million as of December 31, 2010.  This decrease was primarily attributable to the net loss from operations in the year 2011.  As of December 31, 2011 and after decreasing asset levels throughout 2011, the Company’s regulatory ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage increased to 12.38%, 6.21%, and 4.98%, respectively, compared to 11.46%, 6.09%, and 4.74%, respectively, at December 31, 2010.  The Company, on a consolidated basis, exceeded the minimum ratios to be deemed “adequately capitalized” under regulatory defined capital ratios at December 31, 2011.  The same capital ratios at the Bank were 12.97%, 11.70%, and 9.34%, respectively, at December 31, 2011, compared to 11.63%, 10.34%, and 8.10%, at December 31, 2010.  The Bank’s ratios exceeded the heightened capital ratios agreed to in the OCC Consent Order of May 2011, as previously announced.

In July 2011, the Company also entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Chicago (the “Reserve Bank”) designed to maintain the financial soundness of the Company.  Key provisions of the Written Agreement include restrictions on the Company’s payment of dividends on its capital stock, restrictions on its taking of dividends or other payments from the Bank that reduce the Bank’s capital, restrictions on subordinated debenture and trust preferred security distributions, restrictions on incurring additional debt or repurchasing stock, capital planning provisions, requirements to submit cash flow projections to the Reserve Bank, requirements to comply with certain notice provisions pertaining to changes in directors or senior management, requirements to comply with regulatory restrictions on indemnification and severance payments, and requirements to submit certain reports to the Reserve Bank.  The Written Agreement also calls for the Company to serve as a source of strength for the Bank, including ensuring that the Bank complies with the OCC Consent Order of May 2011.

In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets decreased to (0.08)% and (0.05)%, respectively, at December 31, 2011, compared to 0.40% and 0.52%, respectively, at December 31, 2010.

As previously announced in the third quarter of 2010, the Company elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II (the “Trust Preferred Securities”).  Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on their trust preferred securities.  The total accumulated interest on the junior subordinated debentures including compounded interest from July 1, 2010 on the deferred payments totaled $6.8 million at December 31, 2011.

The Company has also suspended quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock.  The dividends have been deferred since November 15, 2010, and while in deferral these dividends are compounded quarterly.  The accumulated TARP preferred stock dividends totaled $5.2 million at December 31, 2011.

Under the terms of the subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods on the Trust Preferred Securities without default or penalty, but such amounts will continue to accrue. Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP preferred stock. Under the terms of the TARP preferred stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%.  Dividend payments on the TARP preferred stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue and, if the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company’s board of directors. The terms of the TARP preferred stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP preferred stock dividends are in arrears.  Pursuant to the terms of the Written Agreement discussed above, the Company must seek regulatory approval prior to resuming payments on its subordinated debentures and TARP preferred stock.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	As of and for the		As of and for the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Summary Statements of Operations:
Net interest and dividend income	$15,017	$18,156	$63,950	$78,613
Provision for loan losses	1,387	14,000	8,887	89,668
Noninterest income	9,162	11,100	36,008	44,910
Noninterest expense	25,793	26,853	97,569	100,636
Provision for income taxes	—	65,027	—	41,868
Net loss	(3,001)	(76,624)	(6,498)	(108,649)
Net loss available to common stockholders	(4,207)	(77,768)	(11,228)	(113,187)

Key Ratios (annualized):
Return on average assets	(0.62)%	(13.29)%	(0.32)%	(4.48)%
Return to common stockholders on average assets	(0.86)%	(13.49)%	(0.56)%	(4.66)%
Return on average equity	(15.37)%	(192.49)%	(8.15)%	(61.79)%
Return on average common equity	(247.56)%	(350.13)%	(120.30)%	(106.41)%
Net interest margin (non-GAAP tax equivalent)(1)	3.44%	3.55%	3.54%	3.64%
Efficiency ratio (non-GAAP tax equivalent)(1)	75.17%	64.67%	73.57%	62.15%
Tangible common equity to tangible assets(2)	(0.08)%	0.40%	(0.08)%	0.40%
Tier 1 common equity to risk weighted assets(2)	(0.05)%	0.52%	(0.05)%	0.52%
Company total capital to risk weighted assets (3)	12.38%	11.46%	12.38%	11.46%
Company tier 1 capital to risk weighted assets (3)	6.21%	6.09%	6.21%	6.09%
Company tier 1 capital to average assets	4.98%	4.74%	4.98%	4.74%
Bank total capital to risk weighted assets (3)	12.97%	11.63%	12.97%	11.63%
Bank tier 1 capital to risk weighted assets (3)	11.70%	10.34%	11.70%	10.34%
Bank tier 1 capital to average assets	9.34%	8.10%	9.34%	8.10%

Per Share Data:
Basic loss per share	$(0.30)	$(5.48)	$(0.79)	$(8.03)
Diluted loss per share	$(0.30)	$(5.48)	$(0.79)	$(8.03)
Dividends declared per share	$0.00	$0.00	$0.00	$0.02
Common book value per share	$0.22	$1.01	$0.22	$1.01
Tangible common book value per share	$(0.11)	$0.61	$(0.11)	$0.61
Ending number of shares outstanding	14,034,991	13,911,475	14,034,991	13,911,475
Average number of shares outstanding	14,034,991	13,911,475	14,019,920	13,918,309
Diluted average shares outstanding	14,216,163	14,193,303	14,220,822	14,104,228

End of Period Balances:
Loans	$1,368,985	$1,690,129	$1,368,985	$1,690,129
Deposits	1,740,781	1,908,528	1,740,781	1,908,528
Stockholders’ equity	74,001	83,958	74,001	83,958
Total earning assets	1,751,662	1,933,296	1,751,662	1,933,296
Total assets	1,941,417	2,123,921	1,941,417	2,123,921

Average Balances:
Loans	$1,402,351	$1,774,787	$1,527,311	$1,900,604
Deposits	1,731,793	1,998,044	1,806,924	2,107,883
Stockholders’ equity	77,488	157,931	79,725	175,850
Total earning assets	1,741,388	2,038,479	1,817,586	2,189,354
Total assets	1,933,572	2,287,517	2,015,464	2,426,356

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending   December 31, 2011, and 2010, respectively, are presented on page 20.

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 21.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued (unaudited)

In thousands, except share data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Asset Quality
Charge-offs	$10,192	$8,715	$41,169	$85,009
Recoveries	950	2,859	7,971	7,109
Net charge-offs	$9,242	$5,856	$33,198	$77,900
Provision for loan losses	1,387	14,000	8,887	89,668
Allowance for loan losses to loans	3.80%	4.51%	3.80%	4.51%

	As of
	December 31,
	2011	2010
Nonaccrual loans(1)	$126,786	$212,225
Restructured loans	11,839	15,637
Loans past due 90 days	318	1,013
Nonperforming loans	138,943	228,875
Other real estate	93,290	75,613
Receivable from swap terminations	—	3,520
Nonperforming assets	$232,233	$308,008

(1) Includes $16.2 million and $23.2 million in nonaccrual restructured loans at December 31, 2011, and 2010, respectively.

	As of
	December 31,
Major Classifications of Loans	2011	2010
Commercial and industrial	$98,099	$149,552
Real estate - commercial	704,492	821,101
Real estate - construction	71,436	129,601
Real estate - residential	477,200	557,635
Installment	3,789	4,949
Overdraft	457	739
Lease financing receivables	2,087	2,774
Other	11,498	24,487
	1,369,058	1,690,838
Unearned origination fees, net	(73)	(709)
	$1,368,985	$1,690,129

	As of
	December 31,
Major Classifications of Deposits	2011	2010
Noninterest bearing	$361,963	$330,846
Savings	196,870	180,127
NOW accounts	275,957	304,287
Money market accounts	288,508	297,702
Certificates of deposits of less than $100,000	390,530	491,234
Certificates of deposits of $100,000 or more	226,953	304,332
	$1,740,781	$1,908,528

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)	(audited)
	December 31,	December 31,
	2011	2010
Assets
Cash and due from banks	$2,692	$28,584
Interest bearing deposits with financial institutions	48,257	69,492
Federal funds sold	—	682
Cash and cash equivalents	50,949	98,758
Securities available-for-sale	307,564	148,647
Federal Home Loan Bank and Federal Reserve Bank stock	14,050	13,691
Loans held-for-sale	12,806	10,655
Loans	1,368,985	1,690,129
Less: allowance for loan losses	51,997	76,308
Net loans	1,316,988	1,613,821
Premises and equipment, net	50,477	54,640
Other real estate owned, net	93,290	75,613
Mortgage servicing rights, net	3,487	3,897
Core deposit and other intangible asset, net	4,678	5,525
Bank-owned life insurance (BOLI)	52,595	50,966
Other assets	34,534	47,708
Total assets	$1,941,418	$2,123,921

Liabilities
Deposits:
Noninterest bearing demand	$361,963	$330,846
Interest bearing:
Savings, NOW, and money market	761,335	782,116
Time	617,483	795,566
Total deposits	1,740,781	1,908,528
Securities sold under repurchase agreements	901	2,018
Other short-term borrowings	—	4,141
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	21,856	21,398
Total liabilities	1,867,416	2,039,963

Stockholders’ Equity
Preferred stock	70,863	69,921
Common stock	18,628	18,467
Additional paid-in capital	65,999	65,209
Retained earnings	17,107	28,335
Accumulated other comprehensive loss	(3,702)	(3,130)
Treasury stock	(94,893)	(94,844)
Total stockholders’ equity	74,002	83,958
Total liabilities and stockholders’ equity	$1,941,418	$2,123,921

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)
	Three Months Ended		Year to Date
	December 31,		December 31,
	2011	2010	2011	2010
			(unaudited)
Interest and Dividend Income
Loans, including fees	$18,319	$23,006	$80,084	$99,297
Loans held-for-sale	144	118	342	413
Securities, taxable	1,298	1,052	3,989	4,766
Securities, tax exempt	104	151	487	1,795
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	74	67	290	251
Federal funds sold	—	1	1	3
Interest bearing deposits with financial institutions	33	54	230	156
Total interest and dividend income	19,972	24,449	85,423	106,681
Interest Expense
Savings, NOW, and money market deposits	304	663	1,579	4,067
Time deposits	3,258	4,326	14,478	18,795
Securities sold under repurchase agreements	1	1	1	28
Other short-term borrowings	—	—	—	18
Junior subordinated debentures	1,176	1,093	4,577	4,309
Subordinated debt	212	206	822	838
Notes payable and other borrowings	4	4	16	13
Total interest expense	4,955	6,293	21,473	28,068
Net interest and dividend income	15,017	18,156	63,950	78,613
Provision for loan losses	1,387	14,000	8,887	89,668
Net interest and dividend income (expense) after provision for loan losses	13,630	4,156	55,063	(11,055)
Noninterest Income
Trust income	1,661	1,594	6,817	6,849
Service charges on deposits	2,114	2,021	8,135	8,563
Secondary mortgage fees	323	503	1,055	1,537
Mortgage servicing (loss) gain, net of changes in fair value	(120)	813	(341)	(63)
Net gain on sales of mortgage loans	1,791	2,980	5,458	9,696
Securities gains, net	43	353	631	2,727
Increase in cash surrender value of bank-owned life insurance	499	464	1,629	1,674
Death benefit realized on bank-owned life insurance	—	5	—	943
Debit card interchange income	745	697	3,004	2,783
Lease revenue from other real estate owned	1,098	371	3,635	1,760
Net gain (loss) on sales of other real estate owned	378	(83)	1,311	614
Litigation related income	—	11	—	2,656
Other income	630	1,371	4,674	5,171
Total noninterest income	9,162	11,100	36,008	44,910
Noninterest Expense
Salaries and employee benefits	8,521	9,697	34,015	36,867
Occupancy expense, net	1,184	1,144	5,112	5,142
Furniture and equipment expense	1,261	1,502	5,601	6,196
FDIC insurance	970	1,076	4,854	4,879
General bank insurance	824	148	3,320	586
Amortization of core deposit and other intangible asset	136	282	847	1,129
Advertising expense	375	413	1,106	1,461
Debit card interchange expense	333	349	1,424	1,345
Legal fees	1,211	1,047	4,118	3,236
Other real estate expense	7,738	7,774	24,356	26,401
Other expense	3,240	3,421	12,816	13,394
Total noninterest expense	25,793	26,853	97,569	100,636
Loss before income taxes	(3,001)	(11,597)	(6,498)	(66,781)
Provision for income taxes	—	65,027	—	41,868
Net loss	$(3,001)	$(76,624)	$(6,498)	$(108,649)
Preferred stock dividends and accretion	1,206	1,144	4,730	4,538
Net loss available to common stockholders	$(4,207)	$(77,768)	$(11,228)	$(113,187)

Basic loss per share	$(0.30)	$(5.48)	$(0.79)	$(8.03)
Diluted loss per share	(0.30)	(5.48)	(0.79)	(8.03)
Dividends declared per share	—	—	—	0.02

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended December 31, 2011, and 2010

(Dollar amounts in thousands - unaudited)

	2011			2010
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$54,881	$33	0.24%	$80,913	$54	0.26%
Federal funds sold	—	—	—	1,627	1	0.24
Securities:
Taxable	243,264	1,298	2.13	140,434	1,052	3.00
Non-taxable (tax equivalent)	12,793	159	4.97	16,587	232	5.59
Total securities	256,057	1,457	2.28	157,021	1,284	3.27
Dividends from FRB and FHLB stock	14,050	74	2.11	13,690	67	1.96
Loans and loans held-for-sale (1)	1,416,400	18,489	5.11	1,785,228	23,138	5.07
Total interest earning assets	1,741,388	20,053	4.51	2,038,479	24,544	4.72
Cash and due from banks	7,757	—	—	39,480	—	—
Allowance for loan losses	(58,404)	—	—	(75,847)	—	—
Other noninterest bearing assets	242,831	—	—	285,405	—	—
Total assets	$1,933,572			$2,287,517
Liabilities and Stockholders’ Equity
NOW accounts	$262,522	$75	0.11%	$379,966	$191	0.20%
Money market accounts	288,118	165	0.23	306,651	348	0.45
Savings accounts	193,640	64	0.13	178,763	124	0.28
Time deposits	632,850	3,258	2.04	799,148	4,326	2.15
Interest bearing deposits	1,377,130	3,562	1.03	1,664,528	4,989	1.19
Securities sold under repurchase agreements	2,093	1	0.19	3,709	1	0.11
Other short-term borrowings	2,275	—	—	3,406	—	—
Junior subordinated debentures	58,378	1,176	8.06	58,378	1,093	7.49
Subordinated debt	45,000	212	1.84	45,000	206	1.79
Notes payable and other borrowings	500	4	3.13	500	4	3.13
Total interest bearing liabilities	1,485,376	4,955	1.33	1,775,521	6,293	1.41
Noninterest bearing deposits	354,663	—	—	333,516	—	—
Other liabilities	16,045	—	—	20,549	—	—
Stockholders’ equity	77,488	—	—	157,931	—	—
Total liabilities and stockholders’ equity	$1,933,572			$2,287,517
Net interest income (tax equivalent)		$15,098			$18,251
Net interest income (tax equivalent) to total earning assets			3.44%			3.55%
Interest bearing liabilities to earning assets	85.30%			87.10%

(1)                Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $516,000 and $600,000 for the fourth quarter of 2011 and 2010, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Twelve Months ended December 31,  2011, and 2010

(Dollar amounts in thousands - unaudited)

	2011			2010
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$92,830	$230	0.24%	$64,894	$156	0.24%
Federal funds sold	533	1	0.19	2,009	3	0.15
Securities:
Taxable	161,986	3,989	2.46	154,485	4,766	3.09
Non-taxable (tax equivalent)	13,220	749	5.67	45,435	2,761	6.08
Total securities	175,206	4,738	2.70	199,920	7,527	3.77
Dividends from FRB and FHLB stock	13,963	290	2.08	13,467	251	1.86
Loans and loans held-for-sale (1)	1,535,054	80,513	5.17	1,909,064	99,791	5.16
Total interest earning assets	1,817,586	85,772	4.66	2,189,354	107,728	4.86
Cash and due from banks	27,402	—	—	37,670	—	—
Allowance for loan losses	(69,471)	—	—	(74,487)	—	—
Other noninterest bearing assets	239,947	—	—	273,819	—	—
Total assets	$2,015,464			$2,426,356
Liabilities and Stockholders’ Equity
NOW accounts	$264,470	$422	0.16%	$402,954	$1,125	0.28%
Money market accounts	295,212	835	0.28	356,627	2,243	0.63
Savings accounts	191,857	322	0.17	185,175	699	0.38
Time deposits	701,189	14,478	2.06	840,647	18,795	2.24
Interest bearing deposits	1,452,728	16,057	1.11	1,785,403	22,862	1.28
Securities sold under repurchase agreements	1,957	1	0.05	14,883	28	0.19
Other short-term borrowings	2,742	—	—	5,095	18	0.35
Junior subordinated debentures	58,378	4,577	7.84	58,378	4,309	7.38
Subordinated debt	45,000	822	1.80	45,000	838	1.84
Notes payable and other borrowings	500	16	3.16	500	13	2.56
Total interest bearing liabilities	1,561,305	21,473	1.37	1,909,259	28,068	1.47
Noninterest bearing deposits	354,196	—	—	322,480	—	—
Other liabilities	20,238	—	—	18,767	—	—
Stockholders’ equity	79,725	—	—	175,850	—	—
Total liabilities and stockholders’ equity	$2,015,464			$2,426,356
Net interest income (tax equivalent)		$64,299			$79,660
Net interest income (tax equivalent) to total earning assets			3.54%			3.64%
Interest bearing liabilities to earning assets	85.90%			87.21%

(1)          Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 20 and includes fees of $2.2 million and $2.5 million for the year ended December 31, 2011 and 2010, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	December 31,		December 31,
	2011	2010	2011	2010
Net Interest Margin
Interest income (GAAP)	$19,972	$24,449	$85,423	$106,681
Taxable equivalent adjustment:
Loans	26	14	87	81
Securities	55	81	262	966
Interest income (TE)	20,053	24,544	85,772	107,728
Interest expense (GAAP)	4,955	6,293	21,473	28,068
Net interest income (TE)	$15,098	$18,251	$64,299	$79,660
Net interest income (GAAP)	$15,017	$18,156	$63,950	$78,613
Average interest earning assets	$1,741,388	$2,038,479	$1,817,586	$2,189,354
Net interest margin (GAAP)	3.42%	3.53%	3.52%	3.59%
Net interest margin (TE)	3.44%	3.55%	3.54%	3.64%

Efficiency Ratio
Noninterest expense	$25,793	$26,853	$97,569	$100,636
Less amortization of core deposit and other intangible asset	136	282	847	1,129
Less other real estate expense	7,738	7,774	24,356	26,401
Adjusted noninterest expense	17,919	18,797	72,366	73,106
Net interest income (GAAP)	15,017	18,156	63,950	78,613
Taxable-equivalent adjustment:
Loans	26	14	87	81
Securities	55	81	262	966
Net interest income (TE)	15,098	18,251	64,299	79,660
Noninterest income	9,162	11,100	36,008	44,910
Less death benefit related to bank-owned life insurance	—	5	—	943
Less litigation settlement income	—	11	—	2,656
Less securities gain , net	43	353	631	2,727
Less gain (loss) on sale of OREO	378	(83)	1,311	614
Adjusted noninterest income, plus net interest income (TE)	23,839	29,065	98,365	117,630
Efficiency ratio	75.17%	64.67%	73.57%	62.15%

		(unaudited)
		As of December 31,
		2011	2010
		(dollars in thousands)
	Tier 1 capital
	Total stockholders’ equity	$74,002	$83,958
Tier 1	adjustments:
	Trust preferred securities	25,901	29,029
	Cumulative other comprehensive loss	3,702	3,130
	Disallowed intangible assets	(4,678)	(5,525)
	Disallowed deferred tax assets	(2,592)	(2,064)
	Other	(349)	(390)
	Tier 1 capital	$95,986	$108,138

	Total capital
	Tier 1 capital	$95,986	$108,138

Tier 2	additions:
	Allowable portion of allowance for loan losses	19,736	22,875
	Additional trust preferred securities disallowed for tier 1 captial	30,724	27,596
	Subordinated debt	45,000	45,000
	Other Tier 2 capital components	(7)	(7)
	Total capital	$191,439	$203,602

	Tangible common equity
	Total stockholders’ equity	$74,002	$83,958
Less:	Preferred equity	70,863	69,921
	Intangible assets	4,678	5,525
	Tangible common equity	$(1,539)	$8,512

	Tier 1 common equity
	Tangible common equity	$(1,539)	$8,512
Tier 1	adjustments:
	Cumulative other comprehensive loss	3,702	3,130
	Other	(2,941)	(2,454)
	Tier 1 common equity	$(778)	$9,188

	Tangible assets
	Total assets	$1,941,418	$2,123,921
	Less:
	Intangible assets	4,678	5,525
	Tangible assets	$1,936,740	$2,118,396

	Total risk-weighted assets
	On balance sheet	$1,511,815	$1,723,519
	Off balance sheet	34,824	53,051
	Total risk-weighted assets	$1,546,639	$1,776,570

	Average assets
	Total average assets for leverage	$1,925,953	$2,279,538